  CERTAIN PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED BASED UPON A REQUEST FOR
    CONFIDENTIAL TREATMENT.  THE OMITTED PORTIONS ARE DENOTED BY ASTERISKS.

                       JOINT DATABASE LICENSE AGREEMENT

                           SECTION I - LICENSED USE
                           ------------------------

A.  PARTIES ("PARTIES")
InfoUSA:                 infoUSA Inc., a Delaware corporation
                         5711 S. 86th Circle, Omaha, NE 68127

Naviant:                 Naviant, Inc., a Delaware corporation
                         14 Campus Blvd, Suite 200, Newtown Square, PA

Effective Date:          September 30, 1999

WHEREAS, infoUSA owns proprietary databases of approximately 10 million businesses and 105 million households in the United States, and desires to license these databases to Naviant on the terms provided in this Agreement.

WHEREAS, Naviant owns proprietary databases of approximately 2 million businesses and 12.2 million households in the United States, and desires to license these databases to infoUSA on the terms provided in this Agreement.

WHEREAS, infoUSA and Naviant each desire to license the other's proprietary databases on the terms provided in this Agreement.

Now therefore the Parties mutually agree as follows:

This is a Joint Database License Agreement ("Agreement") between InfoUSA, Inc. ("infoUSA") and Naviant, Inc. ("Naviant"). This Agreement supercedes all prior agreements with respect to the Products and Services described below and all other subject matter hereof and supersedes the following agreements: (1) FDS/Intelliquest Database License and Services Agreement dated December 22, 1997, as amended in two separate amendments dated May 5, 1998, and as amended on December 30, 1998, and as assigned by Intelliquest Information Group, Inc. to iQ2.net, Inc. an August 12, 1989; and (2) Intelliquest/FDS Data License and Distribution Agreement dated December 22, 1997, as amended December 30, 1898, and as assigned by Intelliquest Information Group, Inc. to IQ2.net, Inc. on August 12, 1999. For purposes of clarification, Intelliquest Information Group, Inc. ("Intelliquest") ) assigned the above agreements to its Affiliate and wholly-owned subsidiary, IQ2.net, Inc.; and the stock of IQ2.net has now been acquired by Naviant, Inc.

Within 30 days of the Effective Date the Parties will begin good faith negotiations to execute a separate agreement wherein Naviant will license the HTHH Flag to infoUSA.

B. TERM ("Term") The term of this Agreement will be for five (5) years commencing from the Effective Date, unless earner terminated pursuant to Section III, paragraph 5.1 or 5.2, or for "No-Cause" as follows:

NO-CAUSE TERMINATION AFTER YEAR 3 OF THE AGREEMENT. After year three of the Agreement, either party may, in its sole discretion, terminate the Agreement by giving the other party 6 months prior written notice.

     a) In the event this Agreement is terminated by Naviant for No-Cause, Naviant acknowledges that such termination shall not terminate, diminish or otherwise affect Naviant's obligations to pay License Fees and Royalties Incurred up to date of termination or otherwise affect License Fees or Royalties which have been paid to infoUSA by Naviant up to date of termination.

     b) In the event this Agreement is terminated by infoUSA for No-Cause, Naviant shall be refunded the prorated balance of the Annual Minimum Royalty paid by Naviant calculated from the date the Agreement terminates.

     c) All other post-termination obligations remain as otherwise set forth in this Agreement.

C. DATA TO BE DELIVERED The following databases are subject to the license set forth in this Agreement, and are more particularly described in Section IV.

1) "InfoUSA Database" refers to a database of information on approximately 10 million businesses (the "Business File") and 105 million households (the "Consumer File") in the United States.

2) "Naviant Database" refers to a database of information on approximately 2 million high-tech businesses (the "HTB File") and 12.2 million high-tech households (the "HTHH File") in the United States, and is sometimes referred to as IQ2 Net.

D.   USE OF THE DATABASES (The "Databases" and the "Service(s)")

1.1) Naviant's license to infoUSA: Naviant grants infoUSA a limited, non-exclusive, non-transferable license for the Term and subject to the Terms and Conditions set forth In Section III, to transfer, sell, market, distribute, and transmit the HTHH & HTB Files in the following Services:

     a)  HTHH & HTB List Rental: Lists which are created solely from the HTHH &
         ----------------------
         HTB Files and subsequently rented to Users for the Users' internal marketing purposes only. Lists may be rented to Users for either one-time or annual, multiple-internal use subject to the fees described in
         Section II, F1a.

         infoUSA shall license the HTHH & HTB Files to Users' for Users' internal marketing purposes only on an annual contractual basis.

         Lists and files rented or licensed pursuant to the foregoing shall be subject to the use restrictions defined in paragraph 3 of this Agreement.

     At such point that Naviant secures licensing rights to e-mail addresses from its registration clients, Naviant shall grant infoUSA a limited, non-exclusive, non-transferable license to infoUSA for the e-mail addresses for the remaining term of this Agreement and subject to the Terms and Conditions set forth in Section III for incorporation of the e-mall addresses Into the Products and Services.

1.2) Fulfillment: Naviant shall fulfill all orders for HTHH and HTB files and for infoUSA list products for Naviant's customers, If from time to time, other fulfillment options are required, i.e., cheshire labels, etc., infoUSA shall provide such services at a price to be agreed upon by the Parties. lnfoUSA shall fulfill all orders for HTHH and HTB files for InfoUSA's respective customers.

2.1) infoUSA's license to Naviant: InfoUSA grants Navlant a limited, non-exclusive, non-transferable license for the Term and subject to the Terms and Conditions set forth in Section Ill, to transfer, sell, market, distribute, and transmit the infoUSA Database for the following purposes:

a)   Data Append/File Enhancement of the HTHH & HTB Files and List Rental.
     --------------------------------------------------------------------
     Naviant may append elements from the lnfoUSA Database to the HTHH and HTB Files. Such appending shall include the following elements, where available:

     From the Consumer File: Name; Address; Number of members in household; Age of adult family members; Presence of children, Gender of family members; Estimated Age of Head of HH; Estimated Income; FIND; Length Of Residence; Telephone Numbers; Area Codes, Dwelling Unit Size.

     From the Business File: SIC Code with Descriptions and Employee Size Code.

     Such appended HTHH & HTB File shall be used by Navlant for rental to end users for one-time or annual, multiple use subject to the use restrictions defined In paragraph 3 of this Agreement

b)   Customer Database Enhancement.  Naviant appends data from the lnfoUSA
     -----------------------------
     Database to a Users' customer database for that Users' Internal marketing applications only.

c)   infoUSA Database List Rental.  Naviant rents the lnfoUSA Database to Users
     ----------------------------
     for the Users' internal marketing purposes only, provided however, that Naviant will obtain InfoUSA's prior written permission to rent more than 500,000 records from the lnfoUSA Database Business File, or 5 million records from the infoUSA Consumer File to a single User in one calendar year, provided however that this restriction does not apply to the Naviant Grandfathered customers as described In Section I D5 of this Agreement.

d)   Naviant e-Targeting Application.  Naviant  appends data from the lnfoUSA
     -------------------------------
     Database to databases of its customers' website visitors. The enhanced data will be used by website owners or Ad Serving Networks to assist in displaying more highly targeted advertisements on their websites.

e)   Naviant e- Registration Application.  Naviant displays data elements (which
     -----------------------------------
     selection criteria has been chosen by a User) from the Neviant Database for that User to view the data in a tabulated form on a computer screen. Users will not be permitted to download any data from a Naviant Database Screen Viewing.

f)   Internal Marketing Analysis.  Naviant uses data elements from the lnfoUSA
     ---------------------------
     Database for Its own internal marketing analysis and testing, including the creation of models. Naviant shall not use the lnfoUSA Database for any other direct marketing applications such as direct mail and telemarketing, without the prior written approval of lnfoUSA.

Except for the Naviant e-Registration Application, Naviant may license the infoUSA Database in the above-described Products and Services to Users' for Users' Internal marketing purposes only for one-time or annual, multiple use subject to the use restrictions defined In paragraph 3 of this Agreement.

2.2) In making its determination whether to permit distribution of records under paragraph 2.1.c, infoUSA, in its sole discretion, may withhold and deny permission If the proposed distribution would adversely impact lnfoUSA or any of infoUSA's customers In any way, provided however that Naviant shall not be restricted from providing more records to its Grandfathered customers as described in Section 1,D,5

3) END-USER AGREEMENTS: infoUSA and Naviant shall enter into End-User Agreements with all Users who license the Databases, or, pursuant to
     Section 1.D.6 below, with applicable brokers or agents on behalf of Users. The End-User Agreements shall include prohibitions against using the Databases for anything other than the Users' own internal marketing use, and will include the following prohibitions for use of the Consumer File and the HTHH File:

     "User will not use the infoUSA Database [or, as applicable, the HTHH File] or the Information or data obtained therefrom in part or whole as a factor in: (i) establishing an individual's eligibility for credit or insurance,
     (ii) connection with underwriting individual insurance, (iii) evaluating an Individual for employment or for promotions, reassignment or retention as an employee, (iv) connection with a determination of an individual's eligibility for a license or other benefit granted by a governmental Instrumentality, (vi) connection with any sweepstakes, contest game or similar promotional devices, (vii) connection with any pornographic product or service or other product or service which caters to prurient interests or, (viii) connection with criminal investigations or other law enforcement purposes."

     "User shall use the Database In compliance with (a) all federal, state and local laws, statutes, rules, regulations and ordinances Including, without limitation, the Fair Credit Reporting Act (15 U.S.C. Sections 1681-1681t, as such act may be amended, modified or supplemented from time to time),
     (b) all applicable privacy and data protection laws, rules and regulations, and (c) all regulations, rules and policies published by the Direct Marketing Association and such other associations or groups"

4) TRANSFER OF NAVIANT'S DATA PROCESSING CUSTOMERS: On the Effective Date, Naviant will transfer its ongoing data processing customers, as specified In Appendix A and the management of the future revenues for these customers who have, prior to the Effective Date, procured processing services from Intelliquest or any related companies in return for this lnfoUSA will pay to Naviant a Fee equal to 30% of the gross revenue billed to these customers for supplying databases and 20% of the gross revenue billed to these customers for data processing services. Provided however, that Naviant will continue to maintain the customer relationship it has with Sprint, and will pay infoUSA the same fees and royalties as were agreed to in that certain FDS/Intelliquest Database License and Services Agreement dated December 22, 1997, as amended in two separate amendments dated May 5, 1998, and as amended on December 30, 1998.

5)   GRANDFATHER PROVISION FOR OUTSTANDING INTELLIQUEST CUSTOMER CONTRACT
     OBLIGATIONS: lnfoUSA agrees that it will honor the Terms, Conditions, and Pricing for the remaining term of those IntelliQuest customer contracts which exist for the Donnelley File, DQI, Shareforce, or Demobase. A list of these customers are contained in Appendix C. Naviant shall pay infoUSA 50% of the gross revenue billed to these customers for products or services incurred after the Effective Date.

6) Notwithstanding anything herein to the contrary, (except for rental of the infoUSA Database described in this section D.2.1,c) in connection with all other rental of lists to Users, either party may rent the lists to a User by means of a third party intermediary, such as a broker or agent, provided that such broker or agent assumes responsibility for imposing all appropriate restrictions and conditions on the User.

7) For purposes of this Section D, a User's "internal marketing purposes" shall include such User engaging in direct marketing campaigns for its products or services.

E.   LEGAL AND COPYRIGHT NOTICES
Naviant shall display the following copyright notice wherever data from the infoUSA Database is displayed, published or distributed : "Certain data provided by lnfoUSA Inc, [Donnelley] Omaha, Nebraska, Copyright (C) 1999, All Rights Reserved".

infoUSA shall display the following copyright notice wherever data from the Naviant Database is displayed published or distributed: "Certain data provided by Naviant, Newtown Square, Pa. Copyright (C) 1999, All Rights Reserved".

Subject to the terms and conditions of this Agreement, each party hereby grants the other party a limited, nonexclusive, non-transferable, fully-paid license for.the Term to use, reproduce and display each party's trademarks, service marks, logos and other distinctive brand features (collectively "Brand Features").

Each party may only use, reproduce end display the Brand Features as necessary In order to perform Its obligations under this Agreement and shall have no right to sublicense or co-brand the Brand Features. Each party acknowledges the other's ownership in the Brand Features, and any trademark applications and/or registrations thereto, and agrees that lit will do nothing Inconsistent with such ownership and agree that all use of each other's Brand Features by the other party shall inure to the benefit of the owner.

                     SECTION II - LICENSE FEES & ROYALTIES
                     -------------------------------------

F.   LICENSE FEES & ROYALTIES
     The relevant prices from lnfoUSA's 1999 Business and Consumer Retail Price List are attached hereto as Attachment A, and Naviants 1999 Retail Price List is attached hereto as Attachment D. These Retail Price Lists are hereinafter referred to each as the "Naviant RPL" and the "infoUSA RPL". Retail prices area subject to change.

1)   ACTUAL ROYALTIES DUE TO NAVIANT
     In consideration for the grant of the license, lnfoUSA shall pay Naviant as follows:

a)   HTHH & HTB Firm List Rental - For each List Rental, lnfoUSA will pay
     ---------------------------
     Naviant fifty percent (50%) of the relevant rates shown for List Rental on Naviant's then-current RPL (Attachment D).

2)   ROYALTIES AND LICENSE FEES DUE TO INFOUSA:

     In consideration for the grant of the license, and for all sales of the Databases through Naviant, Naviant shall pay lnfoUSA as follows:

2.1) ANNUAL MINIMUM ROYALTY FEES DUE TO INFOUSA:
     Naviant shall pay infoUSA the greater of:

     a) All actual royalties, fees, and payments as described in paragraph 2.2 below; or
     b)  An annual, nonrefundable Minimum Royalty Fee as follows:
         Year 1:    *****
         Year 2:    *****
         Year 3:    *****
         Year 4:    *****
         Year 5:    *****

The Minimum Royalty fee shall be a credit against the Actual Royalties Fees and Payments. Naviant shall pay infoUSA the annual Minimum Royalty Fee as follows:
25% on the Effective Date, 25% 90 days following Effective Date, 25% 180 days following Effective Date, and 25% 270 days following Effective Date in Year 1 of the Agreement, and similarly on each anniversary date of the Effective Date for Years 2-5 of the Term.

2.2) ACTUAL ROYALTIES, FEES AND PAYMENTS DUE TO INFOUSA

a)   Data Append/File Enhancement for HTHH & HTB Files and Naviant
     -------------------------------------------------------------
     e-Registration Application
     --------------------------

     Naviant shall pay lnfoUSA the following monthly fees for use of the infoUSA Database in Data Append/File Enhancement and Naviant e-Registration Application Products and Services as described in sections I.D.2.1 (a) and I.D.2.1 (e) of this Agreement:


                                                     Monthly Fee for      Monthly Fee for
       Volume of HTHH & HTB records                  Consumer Data         Business Data
       ----------------------------                  ---------------      ---------------
       i. Less than 15 million                              $20,000              $20,000
       ii. From 15 million to 25 million                    $25,000              $25,000
       iii. Over 25 million                                 $30,000              $30,000

b)   HTHH & HTB List Rentals: Naviant shall pay infoUSA the following royalties
     -----------------------
     per thousand records (which include lnfoUSA data) rented to end Users as described in section I.D.2.1 (a) of this Agreement, provided however, that no such royalties shall be due under this paragraph 2.2.b for those records fulfilled by Naviant on behalf of infoUSA:

            Business Records                ***** per thousand
            Consumer Records                ***** per thousand

     For each HTHH annual list (where lnfoUSA data is included) rental over 5,000,000 records to one customer in one year Naviant shall pay lnfoUSA ***** of the gross revenue billed to the Naviant customer for such rental but no less than *****, per such list rental. The above list rental fee and royalties shall increase each contract year by a percentage equal to the increase in the cost of living index.

c)   infoUSA Database List Rental: For each Individual list rented, ***** of the
     ----------------------------
     relevant rates shown for List Rental on infoUSA's then-current RPL. (See Attachment A, page 1)

d)   Naviant e-Targeting, Application: 10% of the gross revenue billed by
     --------------------------------
     Naviant for the Naviant e-Targeting Application where such e-Targeting uses data from the infoUSA Database.

3) REPORTING: Within thirty (30) days following the close of each month during the term of this Agreement, the Parties will supply each other with a Usage Report In the format shown in the next paragraph and all royalties and all other license fees due that month.

4) ROYALTY USAGE REPORTING FORMAT - CALCULATED ON A PER-ORDER BASIS: For each single order fulfilled and each service Naviant performs for its customers, Naviant shall pay infoUSA actual royalties. If Naviant offers discounts based on volume commitments other than as shown on infoUSA's RPL, Naviant shall pay lnfoUSA actual royalties based on the volume of each order and not on any discount agreed to between Naviant and the User.

     Naviant Royalty Contact:    Tom Perkins Phone:          (610) 355 7115
     infoUSA Royalty Contact:    Debra Houghton Phone:       (402) 537-8745


------------------------------------------------------------------------------------------------------------
INVOICE        CUSTOMER NAME            SERVICE AND/OR PRODUCT          QUANTITY       PRICE      ROYALTY
                                                                          SOLD                    INCURRED
------------------------------------------------------------------------------------------------------------

                       SECTION III - TERMS & CONDITIONS

1.   DEFINITIONS.
     ------------

1.1 User refers to any company, organization or individual, which has access to the infoUSA Database Naviant Database for its own Internal use through the Products and Services described In Section I.

1.2 Codemaster refers to the Codemaster Data Table and Abbreviation Table. The Codemaster is to be used by Navtant for internal data processing purposes only, and is provided by infoUSA so that Naviant is able to interpret the infoUSA Database Business File raw data.

1.3 Database(s) means the Naviant Database and the infoUSA Database, as applicable.

1.4 Licensee, Licensee Party, licensee or licensee party means each party In Its capacity as a licensee of its Database to the other party hereunder.

1.5 Licensor, Licensor Party, licensor or licensor party means each party in its capacity as a licensor of its Database to the other party hereunder.

2.  UNAUTHORIZED USE.
    -----------------

2.1 Any use by either party or Users of the Databases, which is not expressly authorized in this Agreement is strictly prohibited. Without limiting the generality of the foregoing, unless specifically permitted by this Agreement or unless authorized in writing by the other party (which authorization may be withheld unreasonably), the parties and Users are expressly prohibited from (i) Sublicensing or reselling the Databases, or providing the Service on behalf of any third-party, (ii) using or allowing third parties to use the Databases for the purpose of compiling, enhancing, verifying, supplementing, adding to or deleting from any mailing list, geographic or trade directories, business directories, classified directories, classified advertising, or other compilation of information which is sold, rented, published, furnished or in any manner provided to a third party; (iii) using the Databases in any service or product not specifically authorized in this Agreement, offering it through any third party or disclosing it to anyone other than a User; (iv) disassembling, decompiling, reverse engineering, modifying or otherwise altering the Databases; or (v) providing any data from the licensor party Database to a direct competitor of the licensor party or other party (as described in Appendix B). Each party agrees that it will notify the other promptly in the event it becomes aware of or suspects any use or disclosure of the Databases which is not permitted by this Agreement.

2.2 if a party houses the Database of the other party on the Internet, such party will do so behind firewalls and make its best effort to prevent unauthorized usage or copying of the Database of the other party.

Without limiting the foregoing each party will implement a system of controls that will: a) Protect the integrity of the Databases; b) Control access to the Databases and c) Reasonably ensure that the amount of usage of the Databases is accurately recorded.

2.3 Each party acknowledges that any unauthorized use of the Databases will cause irreparable harm and injury to the other party for which there is no adequate remedy at law. In addition to all other remedies available under this Agreement, at law or in equity, each party further agrees that the other party shall be entitled to injunctive relief in the event one party uses the Databases in violation of the limited license granted hereunder.

3.   LICENSE FEES AND ROYALTIES
     --------------------------

3.1 Any royalties or fees payable under this Agreement, which are not paid when due, shall accrue Interest at the rate of 1.5% per month, or the highest percentage permitted by applicable state law, from the due date until paid.

3.2 The parties shall permit each other to audit its accounts, books and records, and to perform data stream analysis, as they relate to the licensee party's rights or obligations hereunder, at the auditing party's expense and upon reasonable notice. The right granted under this Section 3.2 shall exist during the term of this Agreement and for one year thereafter. Upon concluding any audit, the auditing party shall notify the other party of the results thereof. In the event that an adjustment must be made to the royalties and/or fees previously paid by party hereunder, the parties shall use their best efforts in good faith to agree upon the amount of any such adjustment. Any such adjustment shall be paid within 5 business days after such agreement is reached. In the event the parties agree that the total amount of royalties and/or fees previously paid was less than the amount required to be paid under this Agreement and such deficiency is 10% or more of the amount previously paid, the audited party shall pay the reasonable audit costs incurred by the auditing party, including all reasonable out-of-pocket expenses.

3.3 Unless otherwise specified in this Agreement, the parties acknowledge that termination of this Agreement shall not terminate, diminish or otherwise affect either party's obligation to pay license fees or any fees or costs which have accrued under this Agreement.

4.   DELIVERY.
     ---------

4.1 if either party should be in material default of the Agreement the non-defaulting party may, in its sole discretion, withhold Database updates.

5.   TERMINATION.
     ------------

5.1 Either party may terminate this Agreement as follows: (a) if the other party materially breaches any term or condition of this Agreement (except as otherwise provided in paragraphs 5.2 or 5.3 of this Agreement) and fails to remedy such breach within thirty (30) days after written notice of such breach; or (b) if the other party becomes subject to any receivership. insolvency, bankruptcy, moratorium or similar proceeding for more than thirty (30) days

5.2 Either party may terminate this Agreement immediately if (a) the otter party wilfully participates in any material unauthorized use of the Databases (including, without limitation, participating In or allowing a third party's unauthorized use thereof or failing to maintain controls as outlined in paragraph 2.2 above); (b) either party fails to pay any amount due hereunder within 10 days after receiving notice from the other party that such payment is past due; (c) all or substantially all of the assets of one party are sold, assigned or otherwise transferred to any individual or entity ("Person") other then a Person controlling, under common control with or controlled by party, except however, for those provisions of assignment in this Section III, paragraph 10; (d) 50% or more of the equity securities or voting Interests of one party or the ultimate parent of that party is sold, assigned or otherwise transferred in a single transaction or a series of related transactions, except however, for those provisions of assignment In Section III, paragraph 10; (e) either party or Its ultimate parent is a party to a merger, consolidation or other similar transaction, except however, for those provisions of assignment in Section III, paragraph 10; or (e) either party has materially breached any term or condition of this Agreement on 3 or more occasions, even if previous breaches were cured in accordance with the provisions of Paragraph 5.1(a).

5.3 Upon termination of this Agreement for any reason, both parties shall (i) ensure that all copies of the other party's Databases and any related data and information is deleted from its computers and, if applicable the computers of a third-party Processor; (ii) cease any and all use of the licensed Databases
(iii) return all copies, whether In print, tape or other media, of any of the licensed Databases In its possession to the licensor no later than five (5) days after termination of this Agreement; and, (iv) certify in writing within ten
(10) days after termination of this Agreement that party and Processor have deleted or returned to the licensor all copies of the licensed Databases.

6.   PROPRIETARY RIGHTS.  Each party acknowledges that all rights, title and
     ------------------
Interest to the other's Databases, regardless of the forms of media in which such may be contained, shall be and are retained by Licensor subject to the license granted to party under this Agreement.

7.   CONFIDENTIALITY.  The Confidentiality, Non-Disclosure and Non-Solicitation
     ---------------
Agreement executed on December 14, 1998 by Intelliquest, Inc. and infoUSA (the "NDA"), attached as Attachment F is expressly incorporated herein by this reference, and the terms thereof shall survive the termination of this Agreement. Navlant agrees to be bound by the NDA as the successor in interest to intelliquest.

8.   DISCLAIMER OF WARRANTY, LIMITATION OF REMEDY. AND LIMITATION OF LIABILITY.
     --------------------------------------------------------------------------

8.1 Each party warrants and represents that (a) it has the necessary power and authority to enter into and perform its obligations under this Agreement and has property authorized the same by all requisite action; (b) it has all necessary rights to grant the license granted to the other party under this Agreement; and
(c) their Databases and associated trademarks do not infringe upon any copyright, patent, trademark or proprietary right (collectively "Intellectual Property Rights") of any third party.

8.2 Except for those warranties previously set forth in paragraph 8.1, the Databases are licensed on an "AS IS" basis without guarantee, and neither party guarantees that their Databases will meet the Licensee' Party's or Users requirements; that they will operate in the combinations, or In the equipment, selected by the Licensee Party or Users; or that its operation will be error-free or without interruption.

Notwithstanding any other provision In this Agreement, each party shall Indemnify, hold harmless and defend or settle at its own expense any claim or suit against the other party to the extent it arises out of or in connection with an assertion that the licensor party's Database or any portion thereof infringes any copyrights or other Intellectual Property Rights, and the licensor party shall indemnify and hold harmless the licensee party from damages, costs, and attorneys' fees, if any, finally awarded in such suit or the amount of the settlement thereof. In the event that an allegation of infringement of Intellectual Property Rights is made against the licensee party, such party will i) give the licensor party prompt written notice of and control over the defense and settlement of any demand, claim, action, or lawsuit for which the licensee party believes it is entitled to indemnification under this paragraph and ii) cooperate fully in such defense and settlement.

If any such claim of infringement of Intellectuai Property Rights has occurred or in the applicable licensor party's opinion is likely to occur, then the licensor party may, in addition to Indemnifying Licensee party as set forth In the preceding paragraph and at its option and expense, i) procure for licensee party the right to use the infringing data; or ii) at no expense to licensee party replace the licensor party Database with an equally suitable, compatible and functionally equivalent compilation of data, or iii) modify the infringing data without reducing the quality or effectiveness thereof so that the same is no ionger subject to any such infringement claim. If neither of the foregoing solutions is available on commercially reasonable terms, then licensor party may request that Licensee party cease all use of the Infringing data and return the infringing data to licensor party, for a pro-rated refund of the consideration paid therefor. If the licensee party does not comply with such request, the licensee party may continue to use the infringing data but licensor party shall have no indemnity obligation therefor under this paragraph 8.

Licensor party shall have no obligation under this Agreement to indemnify or defend the licensee party against a claim of infringement of Intellectual Property Rights resulting from the modification or alteration by the licensee party of the licensor party Database provided hereunder by the licensee party, or the combination of such data with any date not supplied by licensor party, as long as the licensor party Database in the form supplied by licensor party could not Itself constitute an infringement.

8.3 EXCEPT AS STATED HEREIN, licensor party MAKES NO EXPRESS OR IMPLIED WARRANTIES, INCLUDING. WITHOUT LIMITATION, ANY EXPRESS OR IMPLIED WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE OR WARRANTY OF MERCHANTABILITY.

8.4 NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR CONSEQUENTIAL OR INCIDENTAL DAMAGES OR FOR ANY LOST PROFITS OR ANY CLAIM OR DEMAND OF A SIMILAR NATURE OR KIND, WHETHER ASSERTED BY LICENSEE PARTY AGAINST LICENSOR PARTY OR AGAINST LICENSEE PARTY BY ANY OTHER PARTY, EVEN IF EACH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES; AND EACH PARTY AGREES TO DEFEND, INDEMNIFY AND HOLD HARMLESS THE OTHER PARTY FROM ANY AND ALL CLAIMS, ACTIONS, DEMANDS, OR OTHER LIABILITY (INCLUDING COSTS AND ATTORNEYS' FEES) TO THIRD PARTIES TO THE EXTENT THEY RESULT FROM THE USE OF THE OTHER PARTY'S DATABASE BY SUCH PARTY.

8.5 EXCEPT FOR INDEMNITY SET FORTH IN PARAGRAPHS 8.2 AND 8.4, EACH PARTY'S ENTIRE AGGREGATE LIABILITY FOR DAMAGES, IF ANY, IN CONNECTION WITH THIS AGREEMENT AND THE USE OF THE LICENSOR PARTY DATABASE PROVIDED TO LICENSEE PARTY OR

PROVIDED BY LICENSEE PARTY TO USERS (WHETHER BASED IN CONTRACT, TORT OR OTHERWISE), SHALL NOT EXCEED THE FEES AND ROYALTIES DUE BY EITHER PARTY (WHICHEVER IS GREATER) DURING THE PREVIOUS ONE YEAR OF THE AGREEMENT, OR AN ANNUALIZED AMONT THEREOF, IF APPLICABLE.

9.   FORCE MAJEURE.  Except for the payment of money, neither party shall be
     -------------
liable for delays or failures in performance resulting from acts beyond the reasonable control of such party. Such acts shall include but not be limited to acts of God, riots, acts of war, and other disasters. In the event such an act occurs, the party whose performance is delayed or affected will give prompt notice to the other party, stating the period of time the delay or failure is expected to continue.

10.  ASSIGNMENTS.  Neither party shall assign this Agreement, or delegate or
     -----------
subcontract any of its obligations hereunder, provided however, that Naviant shall be permitted to assign its rights under this Agreement in the event that all or substantially all of its assets are sold, assigned or otherwise transferred to any individual or entity other than an infoUSA competitor (as described In Appendix B); or 50% or more of the equity securities of Naviant are sold, assigned, or transferred In a single transaction, or series of transactions to any individual or entity other than to an infoUSA competitor (as described in Appendix B). Notwithstanding the above, Navlant shall first seek permission from infoUSA for any assignment, which permission will not be unreasonably withheld by infoUSA.

11.  MODIFICATION. No modification of this Agreement shall be binding upon
     -------------
either party unless made in writing and signed by duty authorized officers of both parties.

12.  WHOLE AGREEMENT.  This Agreement constitues the entire understanding of the
     ---------------
parties with respect to the subject matter hereof.

13.  WAIVERS.  The failure of either party to require the performance of any
     -------
term or condition of this Agreement shall not prevent any subsequent enforcement of this term or condition, nor shall it be deemed a waiver of any other different or subsequent breach.

14.  GOVERNING LAW.  This Agreement shall be governed by and construed in
     -------------
accordance with the laws of the State of Nebraska, without regard to Nebraska's conflicts of laws principles and both parties consent to the exclusive jurisdiction of the state or federal courts located In Omaha, Douglas County, Nebraska.

15.  SEVERABILITY.  A decision by any court of competent jurisdiction
     ------------
invalidating or holding unenforceable any part of this Agreement will not affect the validity and enforceability of any other part of this Agreement. If any part of this Agreement is found to be invalid or unenforceable, that part will be amended to achieve as nearly as possible the objectives of the original provision within the limits of applicable law.

16.  NO THIRD PARTY BENEFICIARIES.  This Agreement is made solely and
     ----------------------------
specifically between and for the benefit of the parties signatory hereto, and no other person or entity whatsoever shall have any rights, interests or claims hereunder or be entitled to any benefits under or on account of this

Agreement as a third party beneficiary or otherwise.

17.  RELATIONSHIP OF PARTIES.  This Agreement does not create a joint venture,
     -----------------------
agency relationship or partnership between the parties, and each will act independently of the other. Neither party is empowered to bind or commit the other to any contract or other obligation.

18.  COMPLIANCE.  Both parties shall use, and shall ensure that its Users use,
     ----------
the Databases in strict compliance with all applicable federal, state and local laws, rules and regulations, including but not limited to those concerning fax and/or e-mall transmissions, and direct marketing.

19.  TAXES.  Each party shall be responsible to pay all taxes of any type,
     -----
nature or description (including, but not limited to, sale, use, gross receipts, excise, import or export) imposed on the transactions, products or services described in this Agreement, except for taxes imposed on or measured by either parties corporate Income.

20.  HEADINGS.  The title of each Attachment or Appendix and the headings or
     --------
titles preceding the text of the Sections or Paragraphs are inserted solely for convenience of reference, and shall not constitute a part of this Agreement, nor shall they affect the meaning, construction or effect of this Agreement. The parties have each participated in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

21.  QUALITY STANDARDS.  Each party shall at all times conduct all aspects of
     -----------------
its business which relate to this transaction in a professional manner that will reflect favorably upon the other party, so as to protect the reputation of the other party, its products and services.

22.  INCLUSION OF NOTICES.  Neither party will alter or impair any
     --------------------
acknowledgment of copyright or other intellectual property right that may appear in the Databases, and shall include all copyright, trademark and other similar notices that either party may reasonably request on Services.

23.  REMEDIES.  Except as otherwise provided in this Agreement, the remedies
     --------
contained in this Agreement are cumulative and non-exclusive and may be utilized in addition to all other remedies available to either party at law or in equity.

24.  NON-SOLICITATION.  The parties agree that, during the Term, they will not
     ----------------
directly or indirectly initiate communications with an employee of the other relating to possible employment with such party.

               SECTION IV - DATABASE SPECIFICATIONS AND NOTICES


  1)  INFOUSA DATA SPECIFICATIONS AND DELIVERY
1.1) InfoUSA will provide Naviant the infoUSA Database containing data elements, where available, as follows:

a)   Business File:

    DESCRIPTION       State Numeric Code            Primary SIC

Company Name          County Code                Secondary SIC Code #1
Address               Phone                      Secondary SIC Code #2
City (16)             Professional Last Name     Secondary SIC Code #3
State Abbreviation    Professional First Name    Secondary SIC Code #4
Zip Code              Professional Title
Zip+4                 Employee Size Code
Carrier Route         ABI Number

b) Consumer File: The layout for the lnfoUSA Database, Consumer File is attached hereto as Attachment B.

In the event that Naviant desires to license data elements that are not itemized above or on Attachment B, the parties will negotiate In good faith a commercially reasonable fee to be paid for the additional data elements.

1.2) infoUSA will provide Naviant:

     a)  the lnfoUSA Database within fifteen working days of the Effective
         Date;
     b)  quarterly full file updates ("Update"); and
     c)  an updated Codemaster with each Business File Update.

1.3) Database deliveries on behalf of Naviant to a third party shall be subject to all the terms and conditions of the third-party processor agreement (`Third-Party Agreement") (attached hereto as Attachment E). The Database shall be delivered to and shall be used exclusively In the following two locations:

     eData.Com, Inc., ATTN: Liz Elliot
     6601 Park of Commerce Blvd.
     Boca Raton, Florida, 33487
     email- lize@edata.com
     Fax- 561 999 4501
     Phone- 561 999 4454

     Naviant
     ATTN: Jim Inscoe
     14 Campus Blvd Suite 200
     Newtown Square, PA 19073
     Jinscoe@naviant.com
     -------------------
     770-937-5901
     610-355-7054 fax

2)   NAVIANT DATABASE SPECIFICATIONS
2.1) Naviant will provide lnfoUSA the Naviant Database containing data elements, where available, as follows:

     a)  For the HHTH File: See Attachment C
     b)  For the HTB File: Format to be mutually agreed upon by the parties

In the event that infoUSA desires to license data elements that are not itemized above, the parties will negotiate in good faith a commercially reasonable fee to be paid for the additional data elements.

2.2) Naviant will provide infoUSA:

     a) the Naviant Database within fifteen working days of the Effective Date; and
     b)  quarterly full file updates.

3)   DATABASE DATA PROCESSING, SPECIFICATIONS AND DELIVERY

3.1) Naviant shall use the lnfoUSA Database per the terms of this Agreement only at the Naviant headquarters, unless infoUSA and a third-party processor enter into a Third-Party Agreement as defined In paragraph 1.3 above. If Naviant elects to use Database America as its database processor, Naviant and Database America will negotiate the terms of a separate agreement for database processing.

3.2) Naviant will provide infoUSA:

     a)  the HTHH File within 15 business days of the Effective Date; and
     b)  quarterly full file updates.

3.3) Database deliveries to lnfoUSA (as described In this Section IV.2) shall be delivered to and Databases shall be used exclusively at:

                infoUSA Inc.
                ATTN: Monica Messer,
                5711 So 86 Circle
                Omaha, NE 68127

4) The data elements and actual formats and layouts of the Databases provided by each party (as described on Attachments B and C) will substantially conform as shown, provided however, that the content and format may be revised from time-to-time by written agreement of the parties.

                            NOTICES/CORRESPONDENCE
                            ----------------------

5) All correspondence to Navlant required by this Agreement shall be addressed as follows:

                Naviant, Inc.
                ATTN: Raymond T. Butkus
                475 Park Avenue South, 17th Floor
                New York, NY 10018
                Phone: 212-448-8000
                Fax: 212-448-0819
                E-Mail: rbutkus@iq2.net
                Web Address: www.iq2.net

6) All correspondence to InfaUSA required by this Agreement shall be addressed as follows:

     infoUSA Inc.                             with a copy to:  infoUSA Inc.
     Director, License Division                                Corporate Counsel
     5711 So 88 Circle                                         5711 So 88 Circle
     Omaha, NE 68127                                           Omaha, NE 68127

                               READ AND APPROVED
Naviant                                 infoUSA




------------------------------                  --------------------------------
Signature                                       Signature

------------------------------                  --------------------------------
Name                                            Name

------------------------------                  --------------------------------
Title                                           Title

------------------------------                  --------------------------------
Date                                            Date

                             AMENDMENT NUMBER 1 TO

                          DATABASE LICENSE AGREEMENT

A.  PARTIES ("PARTIES")

InfoUSA:                infoUSA Inc.

Naviant:                Naviant, Inc.

Effective Date of
Agreement:              September 30, 1999

Effective Date of
this Amendment:         November 24, 1999

     This is Amendment Number 1 to the Database License Agreement by and between lnfoUSA Inc. ("infoUSA") and Naviant, Inc. ("Naviant").

     The parties agree to amend the Agreement, as follows:

     1. Unless otherwise set forth herein, all defined terms shall have the meanings ascribed to them in the Agreement.

     2. Section ID1.1, "Naviant's License to lnfoUSA" is amended by adding two additional uses of the Naviant Database:

         ID1.1.b is added:

         .  1.1.b) HTTH & HTB Data Append/File Enhancement.  lnfoUSA may append
                   ---------------------------------------
            elements from the Naviant Database to a customer's own database.

         . Such appended data elements shall be appended and rented to Users for one-time or annual, multiple use subject to the use restrictions defined in paragraph 3 of this Agreement.

         ID1.1.c. is added, as follows:

         .  1.1.c) HTHH & HTB Flag: lnfoUSA may append the HTHH and HTB flag to
                   ---------------
            the lnfoUSA Database for use as selection criteria for customers who desire to rent lists based on, among other infoUSA data elements, the HTHH and HTB Flags.

         . Anytime after Year 1 of the Agreement, infoUSA may, in its sole discretion, terminate this certain HTHH and HTB Flag provision by giving Naviant six (6) month prior written notice.

     3.  IIF1. "Actual Royalties Due to Naviant" is amended by adding IIF1.b:

     .   IIF1.b) HTTH & HTB Data Append
                 ----------------------
         infoUSA will pay Naviant fifty percent (50%) of the relevant rates shown for data appending an Naviant's then-current RPL (Attachment D).

     IIF is amended by adding paragraph lIF1.2 entitled "License Fees due to Naviant for the HTHH and HTB Flag"

     .   License Fees due to Naviant for the HTHH and HTB Flag
         -----------------------------------------------------

     infoUSA shall pay Naviant an annual fee of $100,000.00 for each year of the Agreement infoUSA licenses the HTHH and HTB Flag. This annual fee shall increase each contract year by a percentage equal to the increase In the cost of living index. lnfoUSA will pay the annual fee In equal quarterly Installments beginning on the Effective Date.

4. ID2.1.a) is amended to add the following lnfoUSA Consumer File data elements which Naviant may use for the "Data Append/File Enhancement of the HTHH & HTB Files and List Rental"

               a)  Geographic: Census Track and Block, Area Code & Time Zone

               b)  Demographic: Ethnic Surname and Foreign Language Indicator

               c)  Share Force: Data elements, where available, as shown on
                    Attachment G.

5. IIF2.1, ANNUAL MINIMUM ROYALTY FEES DUE TO INFOUSA is amended by increasing the annual minimum royalty by ***** each Contract Year.

     IIF2.2.a is amended by Increasing the Monthly Fees due to lnfoUSA for Data Append/File Enhancement for HTHH & HTB Files and Naviant e-Registration Application, as follows:

     (Naviant shall pay lnfoUSA the following monthly fees for use of the lnfoUSA Database in Data Append/File Enhancement and Naviant e-Registration Application Products and Services as described In sections I.D.2.1(a) and I.D.2.1(e) of this Agreement)

                                             Monthly Fee for  Monthly Fee for
          Volume of HTHH & HTB records        Consumer Data    Business Data
          ----------------------------       ---------------  ---------------
          i. Less than 15 million                    $25,000          $25,000
          ii. From 15 million to 25 million          $31,250          $31,250
          iii. Over 25 million                       $37,500          $37,500

6. IIF2.2 "Actual Royalties, Fees and Payments Due to infoUSA" is amended by adding IIF2.2.e:

     . For each Share Force variable Naviant appends to a customer's database, Naviant will pay lnfoUSA ***** (per thousand).

     . For each Shane Force variable Naviant appends to a HTHH List Rental, Naviant will pay lnfoUSA the List Rental royalties (as described in Section II 2.2 b); plus ***** (per thousand) for each Share Force variable appended.

     For each HTHH annual list (where Shane Force and Consumer (DQI2) data is included) rental over 5,000,000 records to one customer In one year Naviant shall pay infoUSA ***** of the gross revenue billed to the Naviant customer for such rental but no less than ***** per such list rental. The above list rental fee and royalties shall Increase each contract year by a percentage equal to the Increase In the cost of living Index.

     . For each data element Naviant appends to a customer's database from the additional DQI data elements licensed hereunder, Naviant will pay infoUSA the following actual royalties:

     Ethnic Surname Indicator                 *****

     Foreign Language Indicator               *****

     SESI                                     *****

7. ID2.1.e "Naviant e-Registration Application" is amended to include prohibitions against using data elements about children In this application. Such paragraph is replaced In its entirety as follows:

     "Naviant e- Registration Application.  Naviant displays data elements
     ------------------------------------
     (which selection criteria has been chosen by a User) from the Naviant Database for that User to view the data in a tabulated form on a computer screen. Users will not be permitted to download any data from a Naviant Database Screen Viewing, or be able to view information about children or the presence of children when such information is displayed In conjunction with zip+4 or physical address geographic criteria.

8.   IIF2.2. "Actual Royalties Due to infoUSA" is amended by adding IIF2.2.e:

     .  IIF1.b) infoUSA Database Data Append
                ----------------------------
        Naviant will pay lnfoUSA fifty percent (50%) of the relevant rates shown for data appending on InfoUSA's then-current RPL (Attachment A).

9. Except as set forth In this Amendment Number 1, the Agreement shall remain unchanged and in full force and effect.

WHEREBY, the parties enter into this Amendment Number 1 as of the later of the two signature dates below.



Naviant                                 infoUSA




-------------------------------------   ----------------------------------------
Signature                               Signature

-------------------------------------   ----------------------------------------
Name                                    Name

-------------------------------------   ----------------------------------------
Title                                   Title

-------------------------------------   ----------------------------------------
Date                                    Date